VALHI REPORTS THIRD QUARTER 2012 RESULTS

DALLAS, TEXAS . . November 6, 2012.  Valhi, Inc. (NYSE: VHI) reported net income attributable to Valhi stockholders of $22.9 million, or $.07 per diluted share, in the third quarter of 2012 compared to $71.5 million, or $.21 per diluted share, in the third quarter of 2011.  For the first nine months of 2012, Valhi reported net income attributable to Valhi stockholders of $156.2 million, or $.46 per diluted share, compared to $161.9 million, or $.47 per diluted share, in the first nine months of 2011. Changes in reported net income attributable to Valhi stockholders are primarily due to changes in operating results in the Company’s Chemicals Segment.

The Chemicals Segment’s net sales of $472.9 million in the third quarter of 2012 were $75.0 million, or 14%, lower than in the third quarter of 2011.  Net sales of $1,579.5 million in the first nine months of 2012 were $73.6 million, or 5%, higher than in the first nine months of 2011.  Net sales decreased in the third quarter of 2012 as compared to the third quarter of 2011 due to lower sales volumes and the negative impact of currency exchange rates, partially offset by higher average TiO2 selling prices.  Net sales increased in the first nine months of 2012 primarily due to higher average TiO2 selling prices, partially offset by lower sales volumes and the negative impact of fluctuations in currency exchange rates.  The Chemicals Segment’s average TiO2 selling prices increased 5% in the third quarter of 2012 as compared to the third quarter of 2011, and increased 20% in the first nine months of 2012.  The Chemicals Segment’s average TiO2 selling prices at the end of the third quarter of 2012 were 7% lower than at the end of the second quarter of 2012.  TiO2 sales volumes in the third quarter and first nine months of 2012 were approximately 15% and 9% lower, respectively, than in the comparable periods of 2011 due to lower customer demand.  Fluctuations in currency exchange rates also impacted net sales, decreasing net sales by approximately $34 million in the third quarter and approximately $70 million in the first nine months of 2012.  The table at the end of this press release shows how each of these items impacted the overall increase in sales.

The Chemicals Segment’s operating income in the third quarter of 2012 was $40.4 million compared to operating income of $158.4 million in the third quarter of 2011.  For the year-to-date period the Chemicals Segment’s operating income was $364.1 million compared to operating income of $407.8 million in the first nine months of 2011.  The Chemicals Segment’s operating income decreased in the 2012 periods due to lower sales and production volumes, higher raw materials costs and the unfavorable effects of unabsorbed fixed production costs resulting from reduced production volumes, partially offset by higher TiO2 selling prices.  The Chemicals Segment’s TiO2 production volumes were 27% lower in the third quarter of 2012 as compared to the third quarter of 2011, and were 13% lower in the year-to-date period.  During the third quarter of 2012, the Chemicals Segment operated its facilities at approximately 71% of practical capacity primarily in order to align production and inventory levels with decreased demand.  The Chemicals Segment’s operating income comparisons were also impacted by the effects of fluctuations in currency exchange rates, which increased operating income by approximately $2 million in the third quarter and decreased operating income by approximately $1 million in the year-to-date period.

The Component Products Segment’s net sales increased by $1.3 million in the third quarter of 2012 and $4.4 million in the first nine months of 2012 compared to the same periods of 2011.  The increase in sales is primarily due to the impact of new ergonomics healthcare product line sales of $.4 million in the third quarter of 2012 and $2.7 million in the first nine months of 2012 relating to the July 2011 acquisition of an ergonomics component products business, as well as from growth in customer demand (or higher sales volumes) within our security products and marine components reporting units resulting from improving economic conditions in North America.   The Component Products Segment’s operating income was $4.4 million in the third quarter of 2012 compared to $1.5 million in the same period of 2011.  The increase in operating income was primarily due to an $.8 million gain in 2012 related to the reversal of accrued contingent consideration related to the ergonomics acquisition and an asset held for sale write-down of $.4 million in the third quarter of 2012 compared to a write-down of $1.1 million in 2011.   The Component Products Segment’s operating income was $11.2 million in the first nine months of 2012 compared to $13.4 million in the same period of 2011.  In addition to the third quarter changes noted above, year-to-date operating income in 2011 was favorably impacted by a $7.5 million patent litigation settlement gain in the first quarter ($2.4 million, or $.01 per diluted share, net of tax and noncontrolling interest) partially offset by $2.0 million in facility consolidation expenses incurred during the period.

The Waste Management Segment’s sales increased significantly in the third quarter and first nine months of 2012 compared to 2011, as we accepted some of our first shipments for disposal at the newly completed Compact disposal facility during the third quarter. We recognized a positive gross margin in the third quarter of 2012 and significantly reduced our negative gross margin in the first nine months of 2012 as compared to 2011 as a result of increased sales.  Our Waste Management operating loss was lower in the third quarter and first nine months of 2012 compared to 2011 due to our increased sales; however we still recognized operating losses in both periods due to the higher cost structure associated with operating under our byproduct and LLRW disposal licenses and the Federal LLRW facility had not received LLRW for disposal by the end of the third quarter 2012.  The Compact LLRW site was fully certified and operational in April 2012, and the Federal LLRW site was fully certified and operational in September 2012.

 Insurance recoveries relate to amounts NL received from certain of its former insurance carriers, and relate principally to the recovery of prior lead pigment and asbestos litigation defense costs incurred by NL. Substantially all of the insurance recoveries we recognized in the third quarter 2011 relate to a settlement we reached with one of our insurance carriers in September 2011 in which they agreed to reimburse NL for a portion of its past lead pigment litigation defense costs. These insurance recoveries (net of income taxes and noncontrolling interest) aggregated $.03 per diluted share in the first nine months of 2011. The Company recognized a $14.7 million gain in the second quarter of 2012 ($7.8 million, or $.02 per diluted share, net of income taxes and noncontrolling interest) related to the third and final closing of a settlement agreement associated with certain real property NL formerly owned. General corporate expenses were 16% lower at $7.9 million in the third quarter of 2012 compared to $9.2 million in the same period in 2011, primarily due to lower environmental remediation and related expense and lower litigation and related costs recognized in the third quarter of 2012.  Corporate expenses were 14% higher at $37.4 million in the first nine months of 2012 compared to the same period in 2011, primarily due to higher environmental remediation and related expense recognized in the first quarter of 2012.

As previously reported, in March 2011 the Chemicals Segment redeemed €80 million principal amount of Kronos International, Inc.’s 6.5% Senior Secured Notes due 2013, and in the third quarter of 2011, the Chemicals Segment repurchased in open market transactions aggregating €30.4 million principal amount of the Senior Notes.  As a result of these redemptions and open market purchases, the Company's results in 2011 include a net charge of $3.2 million ($1.6 million, net of income tax benefit and noncontrolling interest)consisting of the call premium, gain repurchases and the write-off of unamortized deferred financing costs and original issue discount associated with the redeemed and purchased Notes.  In June 2012, the Chemicals Segment entered into a new $400 million term loan, and used a portion of the net proceeds to redeem the remaining €279.2 million principal amount of Senior Notes outstanding.  As a result, we recognized a second quarter 2012 charge of $7.2 million ($3.7 million or $.01 per share net of income tax benefit and noncontrolling interest benefit) associated with the early extinguishment of such remaining Senior Notes.

The Company’s effective income tax rate varies from the U.S. statutory federal income tax rate in the third quarters of 2012 and 2011.  The changes in the income tax provision in 2012 are primarily due to decreased operating income somewhat offset by the litigation settlement gain recognized in the second quarter of 2012.  The Company’s income tax provision in 2011 includes a $13.2 million third quarter provision for U.S. incremental income taxes on earnings repatriated from the Chemicals Segment’s German subsidiary, which earnings were used to fund a portion of the repurchases of its Senior Secured Notes.  The Company’s income tax benefit in the third quarter of 2012 includes an incremental tax benefit of $11.1 million as we determined in the third quarter that due to global changes in our Chemicals Segment’s business we would not remit certain dividends from our foreign jurisdictions.  As a result, certain Chemical Segment current year tax attributes are available for carryback to offset prior year tax expense.  The 2011 income tax provision also includes a non-cash benefit of $6.7 million ($.02 per diluted share net of noncontrolling interest), mostly in the third quarter, related to the decrease in the reserve for uncertain tax positions.

In May 2012, we implemented a 3-for-1 split of our common stock in the form of a stock dividend.  We have adjusted all share and per-share disclosures for all periods presented in this press release to give effect to the stock split.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of certain of our businesses (such as Kronos’ titanium dioxide pigment (“TiO2”) operations);
•	Customer inventory levels;
•	Unexpected or earlier-than-expected industry capacity expansion;
•	Changes in raw material and other operating costs (such as energy, ore and steel costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;
•	Changes in the availability of raw materials (such as ore);
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products);

•	Competitive products and prices, including increased competition from low-cost manufacturing sources (such as China);
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Customer and competitor strategies;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	The introduction of trade barriers;
•	The ability of our subsidiaries to pay us dividends;
•	The impact of current or future government regulations (including employee healthcare benefit related regulations);
•	Uncertainties associated with new product development and the development of new product features;
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone, the Canadian dollar and the New Taiwan dollar) or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro;

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance or establish credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•
Our ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria (such as Kronos’ ability to utilize its German net operating loss carryforwards);

•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products);

•	The ultimate resolution of pending litigation (such as NL's lead pigment litigation, environmental and other litigation and Kronos’ class action litigation);
•	Our ability to comply with covenants contained in our revolving bank credit facilities;
•	Our ability to complete, and comply with the conditions of our licenses and permits;
•	Our ability to successfully overturn any currently-pending or possible future challenge to WCS’ operating licenses and permits; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products, furniture components and high performance marine components) and waste management industries.

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VALHI, INC. AND SUBSIDIARIES
CONDENSED SUMMARY OF OPERATIONS
(In millions, except earnings per share)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2012	2011	2012
	(unaudited)

Net sales
Chemicals	$547.9	$472.9	$1,505.9	$1,579.5
Component products	35.8	37.1	105.8	110.2
Waste management	.4	14.5	1.2	16.5

Total net sales	$584.1	$524.5	$1,612.9	$1,706.2

Operating income (loss)
Chemicals	$158.4	$40.4	$407.8	$364.1
Component products	1.5	4.4	13.4	11.2
Waste management	(9.7)	(1.0)	(27.9)	(21.9)

Total operating income	150.2	43.8	393.3	353.4

Equity in earnings of investee	(.1)	(.1)	(.3)	(.1)

General corporate items:
Securities earnings	6.6	7.3	21.4	21.5
Insurance recoveries	16.1	1.2	16.6	2.6
Litigation settlement gain	-	-	-	14.7
General expenses, net	(9.2)	(7.9)	(32.6)	(37.4)
Gain (loss) on the prepayment of debt	.1	-	(3.2)	(7.2)
Interest expense	(15.2)	(14.6)	(48.3)	(42.5)

Income before income taxes	148.5	29.7	346.9	305.0

Provision for income taxes (benefit)	55.4	(2.1)	127.7	92.1

Net income	93.1	31.8	219.2	212.9

Noncontrolling interest in net income
of subsidiaries	21.6	8.9	57.3	56.7

Net income attributable to Valhi
stockholders	$71.5	$22.9	$161.9	$156.2

Basic and diluted earnings attributable to
Valhi stockholders per share	$.21	$.07	$.47	$.46

Basic and diluted weighted average shares
outstanding	342.0	342.0	342.1	342.0

VALHI, INC. AND SUBSIDIARIES
IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES

	Three months ended	Nine months ended
	September 30,	September 30,
	2012 vs. 2011	2012 vs. 2011
	(unaudited)

Percentage change in TiO2 sales :
TiO2 product pricing	5%	20%
TiO2 sales volumes	(15)	(9)
TiO2 product mix	2	(1)
Changes in currency exchange rates	(6)	(5)

Total	(14)%	5%